EX-99.IND PUB ACCT

EX.13(a)(4)

Change in Independent Public Accounting Firm

On April 21, 2022, and October 27, 2022, the Audit Committee of the Board of Trustees of Investment Managers Series Trust II (the “Trust”) appointed Tait, Weller & Baker LLP (“TWB”) as the AXS First Priority CLO Bond ETF and AXS Esoterica NextG Economy ETF’s independent registered public accounting firm upon the reorganization of the AAF First Priority CLO Bond ETF and the Esoterica NextG Economy ETF (the “Predecessor Funds”) for the fiscal periods ended March 31, 2023, respectively. Previously, Cohen & Company, Ltd. (“Cohen”) served as the independent registered public accounting firm to the Predecessor Funds.

Cohen’s reports on the Predecessor Funds’ audited financial statements for the periods denoted in the table below contained no adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

Fund	Reporting Period
AAF First Priority CLO Bond ETF	Fiscal year ended July 31, 2022, and for the period September 8, 2020 through July 31, 2021
Esoterica NextG Economy ETF	Fiscal years ended October 31, 2022 and October 31, 2021, and for the period March 30, 2020 through October 31, 2020

During the Predecessor Funds’ fiscal periods denoted above and the interim periods from the last fiscal year end through the date TWB was appointed, (i) there were no disagreements with Cohen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Cohen, would have caused them to make reference to the subject matter of the disagreements in connection with their reports on the Predecessor Funds’ financial statements for such periods; and (ii) there were no “reportable events” of the kind described in Item 304(a)(1)(v) of Regulation S-K.

During the Predecessor Funds’ fiscal periods denoted above and the interim periods from the last fiscal year end through the date TWB was appointed, neither of the Predecessor Funds, nor anyone of their behalf, consulted TWB on items which; (i) concerned the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Predecessor Funds’ financial statements, and neither a written report was provided to the Predecessor Funds nor oral advice was provided that TWB concluded was an important factor considered by the Predecessor Funds in reaching a decision as to any accounting, auditing or financial reporting issue; or (ii) concerned the subject of a disagreement (as defined in paragraph (a)(1)(iv) of Item 304 of Regulation S-K and related instructions) or reportable events (as described in paragraph (a)(1)(v) of Item 304 of Regulation S-K). The selection of TWB does not reflect any disagreements with or dissatisfaction by the Predecessor Funds or the Trust’s Board of Trustees with the performance of the Predecessor Funds’ prior independent registered public accounting firm, Cohen.

June 9, 2023

U.S. Securities and Exchange Commission

Office of the Chief Accountant

100 F Street, NE

Washington, DC 20549

Re: Investment Managers Series Trust II (AXS First Priority CLO Bond ETF and AXS Esoterica NextG Economy ETF)

File no. 811-22894

Dear Sir or Madam:

We have read Exhibit 13(a)(4) PUB ACCT – Change in Independent Public Accounting Firm of Form N-CSR of AXS First Priority CLO Bond ETF (formerly known as AAF First Priority CLO Bond ETF, a series of Listed Funds Trust) and AXS Esoterica NextG Economy ETF (formerly known as Esoterica NextG Economy ETF, a series of Esoterica Thematic Trust), each a series of Investment Managers Series Trust II, dated June 9, 2023, and agree with the statements concerning our Firm contained therein.

Very truly yours,

COHEN & COMPANY, LTD.